Exhibit 10.1
Letter of Credit AGREEMENT
     THIS LETTER OF CREDIT AGREEMENT (this “Agreement”) is made as of July 11, 2008, between Lime Energy Co., a Delaware corporation (“Lime”) and Richard P. Kiphart (“Guarantor”).
          WHEREAS, Applied Energy Management, Inc. and its subsidiaries (collectively, “AEM”) are subsidiaries of Lime.
          WHEREAS, AEM is in need of letters of credit (“Letters of Credit”) guaranteeing certain future liabilities of AEM to construction surety bonding companies (each a “Bonding Company”) in connection with construction surety bonds issued in support of AEM projects subject to bonded construction contracts (“Bonded Projects”).
          WHEREAS, Guarantor has agreed to cause the issuance of certain Letters of Credit for the account and on behalf of Lime and/or AEM in an aggregate amount of $10,000,000 under the terms set forth herein.
          NOW, THEREFORE, the parties hereto agree as follows:
Letters of Credit. Guarantor hereby agrees to cause the issuance of any and all Letters of Credit for the benefit of Bonding Companies at Lime’s request, up to an aggregate amount of $10,000,000.
Termination of Guarantor’s Obligation. Guarantor will have no obligation to cause the issuance of or leave in place any Letters of Credit on and after the earlier of (i) July 10, 2009 or (ii) the date on which Lime completes an offering resulting in gross proceeds to Lime of at least $20,000,000 (the “New Obligation Termination Date”); provided, however, that each existing Letter of Credit issued prior to the New Obligation Termination Date shall remain in place and in effect, subject to a reduction of the amount of the Letter of Credit to the extent permitted by the subject Bonding Company, until completion of the applicable Bonded Project and release or termination of the accompanying surety bond. The date on which each Letter of Credit is terminated shall be its “Termination Date”.
Indemnification Obligation. Lime hereby agrees to indemnify the Guarantor for any liability in connection with any payment or disbursement made under any Letter of Credit (the “Letter of Credit Liability”). Lime hereby agrees that the entire amount of any Letter of Credit Liability incurred by Guarantor shall be payable within ten (10) business days of Lime’s receipt of Guarantor’s written demand.
Letter of Credit Expenses. Lime agrees to reimburse the Guarantor for all fees and out-of-pocket expenses incurred by Guarantor with respect to each Letter of Credit (including, without limitation, all fees associated with the procurement of, amendment to, drawing under, banker’s acceptance pursuant to, or transfer of a Letter of Credit) (the “Letter of Credit Expenses”) within ten (10) business days of Lime’s receipt of Guarantor’s written demand following the Guarantor’s payment of the Letter of Credit Expenses.
Guarantor’s Fees. For each outstanding Letter of Credit, Lime agrees that it will pay, on the first business day of each calendar quarter and on the Termination Date, to the Guarantor, a fee equal to the product of 3-5/8% per annum multiplied by the average daily face amount of the outstanding Letter of Credit during the immediately preceding calendar quarter or shorter period if calculated to the first calendar quarter hereafter or the Termination Date (the “Guarantor Fees”). The Guarantor Fees shall be computed on the basis of a 360-day year for the actual number of days elapsed. If on the Termination Date of the last outstanding Letter of Credit (the “Final Termination Date”) the Guarantor’s Fees are less than $300,000 in the aggregate, then Lime shall pay to Guarantor an amount equal to (i) $300,000 minus (ii) the aggregate Guarantor’s Fees paid through the Final Termination Date, payable within ten (10) business days of the Final Termination Date.
Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes any prior understandings, agreements, or representations by or between the parties, written or oral, that may have related in any way to the subject matter hereof.
Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the parties named herein and their respective successors and permitted assigns. No party may assign this Agreement or any of such party’s rights, interests, or obligations hereunder without the prior written approval of the other parties.
Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. It is the express intent of the parties to be bound by the exchange of signatures on this Agreement via telecopy, which the parties agree shall constitute a writing for all legal purposes.
Notices. All notices or other communications required or permitted hereunder shall be in writing and shall be deemed given or delivered when (i) delivered personally, (ii) one (1) business day after being sent by facsimile to the number below or (iii) three (3) business days after being sent by registered or certified mail or by private overnight courier addressed as follows:
If to the Guarantor:
Richard P. Kiphart
c/o William Blair & Company
222 West Adams Street
Chicago, IL 60606
Fax No.: (312) 368-9418
If to Lime:
Lime Energy Co.
1280 Landmeier Road
Elk Grove Village, Illinois 60007
Fax No.: (847) 437-4969
Attention: Jeffrey Mistarz
with a copy to:
Reed Smith LLP
10 S. Wacker Dr.
Chicago, Illinois 60606
Fax No.: (312) 207-6400
Attention: Evelyn C. Arkebauer, Esq.

Any party may give any notice, request, demand, claim, or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is delivered to the individual for whom it is intended. Any party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other parties notice in the manner herein set forth.
Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Illinois, without giving effect to any choice of law or conflict of law provision or rule that would cause the application of the laws of any jurisdiction other than the State of Illinois.
Waiver of Trial by Jury. THE PARTIES HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING BROUGHT ON OR WITH RESPECT TO THIS AGREEMENT AND THE TRANSACTION DOCUMENTS, INCLUDING TO ENFORCE OR DEFEND ANY RIGHTS HEREUNDER, AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.
Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all of the parties. No waiver by any party of any default or breach hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent occurrence of such kind.
Severability. Any term or provision of this agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the invalid or unenforceable term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

Lime Energy Co.

By: Name:	/s/ Jeffrey Mistarz Jeffrey Mistarz
Title:	Chief Financial Officer

/s/ Richarh P. Kiphart

Richard P. Kiphart